EXHIBIT 99.1

EDCI –EDCI Holdings, Inc.
Investor Conference Call

May 17, 2010 @ 9:00 AM EST

CORPORATE PARTICIPANTS (in order of appearance)

Kyle E. Blue
EDCI Holdings, Inc. – Office of the CFO

Clarke H. Bailey
EDCI Holdings, Inc. –Chairman and Chief Executive Officer

John Fitzgerald
EDC GmbH – Chief Operating Officer and Managing Director

Matt K. Behrent
EDCI Holdings, Inc. - Executive Vice President, Corporate Development

Michael D. Nixon
EDCI Holdings, Inc. – Office of the CFO

Operator

Good morning. I will be your conference operator today. At this time, I would like to welcome everyone to the EDCI Holdings’ investor conference call. (Operator Instructions). Thank you. Mr. Kyle Blue, you may begin your conference.

Kyle E. Blue - EDCI Holdings, Inc. – Office of the Chief Financial Officer

[KEB Introduction]:  Thank you.  Good morning and welcome to EDCI Holdings' Investor Conference Call.  This is Kyle Blue, Treasurer and head of Investor Relations within EDCI’s Office of the CFO.   Before we get started, I would like to remind you that this call is being recorded and the audio broadcast and replay of this teleconference will be available in the Investor Relations section of the Company's website at EDCIH.com.

[Terminology]:  Throughout today’s call we shall refer to the public company EDCI Holdings as “EDCI,” and its investment in the CD/DVD manufacturer known as “EDC.”  “EDC Intl.” shall refer to EDC’s UK and German operations.  In addition, the term “Disc” shall refer to CDs and DVDs combined, and excludes any returned disc processing volumes to EDC’s distribution operations.

[Safe Harbor Provision]:  Now onto the Safe Harbor Provision.  The Private Securities Litigation Reform Act of 1995 contains the Safe Harbor provision for forward-looking statements. Forward-looking statements regarding the Company's operations and financial performance may be made during the call, and as you are aware, these statements may include projections regarding, among other things, future operating performance. Forward-looking statements are based upon the Company's current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected as described in the cautionary statements included in the Company's forms 10-Q and 10-K filed with the SEC. EDCI assumes no obligation to update any forward-looking statements and does not intend to do so.

[Conference Call Speaker Introduction]:  I would now like to turn the call over to EDCI’s Chairman and Chief Executive Officer, Clarke Bailey.

Clarke H. Bailey - EDCI Holdings, Inc. – Chairman and Chief Executive Officer

Thank you, Kyle and welcome to what will probably be our last Investor Conference Call.  On today’s 1Q2010 Investor Conference Call, I will provide an overview of the status of the dissolution process, in particular our plan to effectuate a reverse stock split, as well as the strategic goals for EDCI and EDC.  I will then turn the call over to John Fitzgerald, the Chief Operating Officer and Managing Director of EDC GmbH, who is in Hannover, Germany.  As you know, John joined us in January of this year and has been completely immersed in managing, analyzing and seeking ways to improve EDC GmbH.  John will provide a summary of the performance of EDC GmbH in 1Q2010, the increasingly difficult environment for the manufacture and distribution of CDs in Europe and most importantly the recently developed restructuring plan for EDC GmbH that should lead to significantly lower operating costs.  Matt Behrent, Executive Vice President in charge of Corporate Development and Legal Affairs, will furnish a synopsis of the many and growing disputes with Universal Music Group. Michael Nixon, one of the members of the Office of the CFO, will present EDCI’s 1Q2010 results which are now shown in accordance with the liquidation basis of accounting.  As you will see from the Form 10-Q filed this past Friday, the principal financial statements required are a Statement of Net Assets in Liquidation and a Statement of Changes in Net Assets in Liquidation.  Mike will explain the reasons for adopting and the requirements of the liquidation basis for accounting.  This may be a little confusing at first, so I encourage you to ask questions.  Finally, I will ask Kyle Blue to arrange to take your questions.

[EDCI Plan of Dissolution]:  As you know, the shareholders of EDCI voted to approve the voluntary dissolution and liquidation of the Company pursuant to a Plan of Complete Liquidation and Dissolution as recommended by the Board of Directors.  As a first step, $21 million or $3.12 per share of cash was distributed to shareholders in February.  We had planned to initiate a tender offer in an amount of up to $10 million, but that plan changed as a result of the disappointing response from the Securities and Exchange Commission (“SEC”).  If you recall, we had commenced discussions with the SEC to obtain no-action relief from certain public reporting and compliance obligations in order to significantly reduce our public company expenses.  Unfortunately, we were not able to gain comfort that we would be successful in obtaining no-action relief.  Therefore in order to reduce our expenses in accordance with our initial plan of dissolution, we will propose and implement a reverse stock split to lower EDCI’s record holders below 300.  A portion of the previously identified $10 million will be used to cash out a significant percentage of EDCI record holders, which currently total 1,300.  Any cash not required in the reverse stock split will be distributed to remaining shareholders or used in a tender offer.  We have established an independent committee of the board of directors to determine the terms and conditions of the reverse split.  The independent committee is being advised by the investment banking firm of Coady Diemar Partners

In order to effectuate a reverse split, a shareholder vote is required.  In preparation of filing a proxy statement with the SEC, the board of directors of EDCI is scheduled to meet on June 15, 2010 to approve an updated range of estimated dissolution distributions that could be made by EDCI.  We expect this updated estimate would not only include the cash at EDCI, but also a new component, that is potential dividends from EDC.  I will provide more information on dividends later when I address the strategic goals of EDC.  In all likelihood, we will be filing a press release in early July that will disclose a new range of expected proceeds, along with disbursement restrictions and reserves, based on the developments since the filing of the November 16, 2009 proxy statement.  In late July, we expect to file a proxy statement with the SEC and to hold a Special Stockholder’s meeting by the fourth quarter of 2010.  The Exchange Act filing requirements for EDCI would be promptly suspended following stockholder’s approval of the reverse split.

 [EDCI and EDC:  Strategic Goals]:  The strategic goals for EDCI have not changed since our last Investor Conference Call – specifically, the number one goal is to maximize the cash proceeds to EDCI Shareholders by maximizing the value of existing assets;  aggressively managing the known liabilities; and minimizing the prevailing expenses.  With regard to the latter, we plan to make further reductions in the corporate staff bringing staffing down to 5 individuals by June 30.  In addition, Roger Morgan will be leaving EDC as the Executive Vice President of International Operations on July 1st.  I would like to thank Roger for his hard work and loyalty since 2005 and wish him well in his future endeavors.  I would also like to thank those EDCI employees leaving us next month.  Even though the situation at EDCI has been challenging, and at some times uncertain, these individuals approached their jobs with professionalism and commitment.  I wish them success in the next chapter of their lives.

In our last Investor Conference Call, we discussed the termination of discussions with a prospective buyer of EDC GmbH due to the lack of cooperation from Universal Music Group.  Since then, we have focused our attention on realizing distributions from EDC while ensuring EDC is well positioned to meet its contractual and other obligations.  The exact figures will be contained in the press release to be issued in early July but I am pleased to announce that our confidence is growing with regard to receiving cash dividends from EDC in 2010.  There are numerous hurdles to still get over including regulatory, legal and tax.  In addition, it is important to highlight that any distributions ultimately received from EDC’s subsidiaries will have to be held by EDC until certain security obligations covering contingent indemnification obligations related to the December 2008 sale of the US business are satisfied.  The earliest a distribution can be made to EDCI Shareholders from EDC distributions is January 2012, unless the terms of those security obligations are modified.

Finally, the strategic goals for EDC are to significantly reduce the costs of the company to position it to be competitive for new business.  John Fitzgerald estimates that our costs are meaningfully higher than those of our direct competitors.  John and his team have been developing a restructuring plan along with a mid-term business plan.  The restructuring plan entails the elimination of a number of positions, reduction in wages and increase in hours worked.  John is commencing consultation with the Works Council and Union and after rounds of negotiations hopes to have an agreement in the next several months. Once completed he and his team plan to aggressively pursue new business opportunities both within the Entertainment and Publishing industries and in other attractive industries.

 [Hand-off to John Fitzgerald]:  I would now like to turn the call over to John Fitzgerald, to provide a summary of 1Q2010 results, the environment for the manufacture and distribution of CDs in Europe and the newly developed restructuring plan.

John Fitzgerald – EDC GmbH – Chief Operating Officer and Managing Director

[European Disc Industry Trend] Activity in Q1 2010 reflected low level catalogue replenishment across the breadth of content catalogues and very few significant music new releases. The strongest sellers in Q1, 2010 were Lady Gaga, Black Eyed Peas, Amy Mc Donald, Unheilig, Boyzone and Lena.
CD equipment utilization in the industry remains at approximately 50% and this over capacity causes competitors to aggressively quote for potential new orders.

[EDC Q1 2010 volumes]  Moving on to EDC Intl´s Q1 2010 volume trends, manufacturing volumes declined 36% Y/Y primarily as a result of volume loss from the closure or our Blackburn, UK facility. Excluding the effect of the volumes lost from the EDC Blackburn consolidation and closure plan, the Hanover manufacturing volumes declined 22% Y/Y. This decline is above the overall European CD audio market decline of 15% due to diversion of UMG UK manufacturing requirements to another supplier, which Matt will discuss later in the call. Distribution volumes in Hannover were down 15%Y/Y reflecting the overall European CD audio market decline of in excess of 15% Y/Y.

[EDC QI 2010 Operating Results] EDC Int’l Revenues were $33.1 million for 1Q2010 down by 20% on the prior year due to the loss of volume from the Blackburn closure and relatively weak release schedule. Excluding the effect of the revenues lost from the Blackburn consolidation and closure, EDC Int’l revenues declined 9% from the same period in prior year due to lower volumes and higher sales prices for Special Products and Services. The EDC Int’l gross margin for Q1 2010 showed an improvement to 17% compared to 14% for the same period in the prior year.  The EDC Int’l operating loss was $0.4 million for Q1 2010 compared to an operating loss of $0.6 million in Q1, 2009 being primarily due to better cost containment and despite the volume declines in manufacturing and distribution.

[Current situation in Hannover] A comprehensive review of the cost reduction potential and sales growth potential is in its final stages and consultation with the Workers Council and Chemical Industry Workers Union is commencing. A list of necessary measures has been compiled for negotiations with management representatives of Hannover´s unionized workforce and the chemical industry workers union in the coming months. The main areas for potential cost reductions are in maintenance, spare parts and facility services as well as in labor costs.  The organization structure will be streamlined, and several projects will be initiated to increase efficiencies in manufacturing, logistics and in business support areas. Furthermore the Sales Force and Business Development areas will be strengthened in order to generate significant additional sales within the Entertainment, Publishing and Consumer Goods Industries in the coming years.

 [Handoff to MKB]:  I’d now like to turn the call over to Matthew Behrent to give an update on the many and growing disputes with Universal Music Group.

 Matthew Behrent - EDCI Holdings, Inc. – Executive VP Corporate Development and Legal Counsel

[Arbitration Matters with UMG] As discussed in our previous 2010 calls, EDC continues to dispute the Key Failure Notices issued by UMG, on 19th of February 2009, relating to purported service level failures at EDC’s Hannover, Germany distribution facility. The statements of claim and defense have now been served by EDC and UMG respectively and the final arbitration hearing is scheduled for June this year, although a final decision is not currently expected to be rendered until the third quarter of 2010. EDC remains confident that it will be successful in its claim against the Key Failure Notices.  With regard to UMG’s objection to the closure of EDC Blackburn, EDC continues to pursue resolution of this matter through arbitration; however, the process remains at an early stage.  The arbitration panel was agreed at the end of April, but has not yet developed a timeline for the hearings. In December, further to their original objection, UMG informed EDC of their intention to place 40% of their UK manufacturing requirements with another manufacturer in breach of what EDC firmly believes is it’s contractual exclusivity to this business.  In January, UMG began to place a portion of it’s UK manufacturing requirements with another manufacturer. EDC has placed UMG on notice that it will seek both recompense and damages for this action via the ongoing arbitration process    EDC does not believe UMG’s claim has merit and intends to vigorously pursue the matter. I refer to you to the latest 10Q for a more complete description of these matters.

[Other UIM Matters]:  In April 2010, UIM indicated to EDC its intent to procure certain units currently serviced in accordance with the Distribution Agreement, as applicable, from third parties before the end of 2010.  EDC is not currently aware of the exact volume of units that could be implicated, or UIM’s specific legal grounds for doing so.  However, after consultation with counsel, EDC currently believes that a significant percentage of such units are likely to be part of the contractually committed volumes under the Distribution Agreement, and thus EDC would expect to pursue legal remedies should UIM order such units from third parties, including seeking injunctive relief as well as by pursuing arbitration.  In addition, EDC is engaging in discussions with UIM to determine if there is a commercial solution.  While EDC is not currently aware of the exact volume of units that could be implicated, it is likely that the volumes at issue could be significant.  As a result, if UIM began to order such volume from third parties, and based on the high fixed cost nature of EDC’s operations, UIM’s actions could have a material adverse effect on EDC’s profitability.

[Handoff to MDN]:  I’d now like to turn the call over to the Office of the CFO, from which one of its two members, Michael Nixon, will provide an overview of the financial information disclosed in EDCI’s March 31, 2010 form 10-Q

Michael D. Nixon - EDCI Holdings, Inc. - Office of the CFO

[Adoption of Liquidation Accounting]: Thank you, Matt.  As mentioned previously, EDCI adopted the liquidation basis of accounting effective January 1, 2010 for financial reporting purposes. Under the liquidation basis of accounting, our assets and liabilities are report in the Statement of Net Assets in Liquidation at net realizable value for assets and estimated settlement value for liabilities. Additionally, under the liquidation basis of accounting, we are required to establish a reserve for all future estimated general and administrative expenses and other costs expected to be incurred during the liquidation period which includes primarily accruals for people costs, facilities, professional services and litigation costs, and corporate expenses.  It is important to note that the actual values and costs associated with carrying out the Plan of Dissolution may differ from amounts reflected in the financial statements because of the plan’s inherent uncertainty.  In particular, certain of the dissolution reserves that EDCI estimated in accordance with Delaware law that were included in the low range of estimated liquidating distributions set forth in EDCI’s November 16, 2009 proxy related to the approval of the Plan of Dissolution do not meet the probability requirements of U.S. GAAP to be included in the Company’s Statement of Net Assets in Liquidation.  These include dissolution reserves for certain known and unknown contingent liabilities and dissolution reserves for increased operating costs that could be incurred if EDCI is not successful in limiting its public reporting costs or if it is unable to continue to recoup certain shared services expenses from EDC.  Essentially, in terms of operating costs, the liquidation accounting statements reflect the low-end of the operating cost reserves from our November 2009 proxy, as we currently plan to eliminate our public costs and expect EDC will be able to continue to support its share of shared costs.  With regard to reserves for known and unknown contingent liabilities, the U.S. GAAP requirements only permit reserves for a smaller subset of known claims, and thus until we provide a further update in July, the range of contingent liability reserves from the proxy remain the last approved dissolution estimates by the board.

[EDCI Net Assets]: Now turning to the Statement of Net Assets in Liquidation which I will discuss in a little more detail individually from an EDCI and EDC standpoint and is also presented on page 11 of our recently filed 1Q2010 10-Q. Before I do so, I think it is appropriate to point out that the net assets of EDCI and EDC are not necessarily an indication of the amount of cash that could be distributed up to EDCI shareholders as there are many factors, which I mentioned previously that could impact the ultimate distributions.   Furthermore, there are additional international and US legal and tax considerations affecting any EDC distributions, as well security obligations restricting the ultimate distribution of cash from EDC to EDCI’s shareholders until January 2012, at the earliest.    Now for net assets, as of March 31, 2010, EDCI had net assets of $24.6 million including assets in the form of cash of $29.2 million and auction rate securities of $0.9 million and obligations of $5.2 million for estimated general and administrative expenses during the three-year dissolution period of which $2.7 million is anticipated to be recovered from EDC over the three-year dissolution period, and tax contingencies of $2.5 million. Of the $2.5 million in tax contingencies, $2.3 million is anticipated to be released in 2Q2010 due to the expiration of statutes of limitation.

[EDC Net Assets]: Now turning to the EDC net assets. As of March 31, 2010, EDC had net assets of $11.6 million.  Because EDC continues to have on-going operations in our German subsidiaries, the Statement of Net Assets in Liquidation reflects the liquidation value of working capital assets and liabilities at their current carrying value as well as certain historically long-term assets and liabilities, most notably loans from employees, contingent payable to Universal and pension and other define benefit obligations at their current carrying value. In addition, we have recorded liquidation value adjustments of $4.9 million including $2.7 million of allocated EDCI dissolution SG&A costs, $1.8 million for carrying costs of our Kings Mountain, North Carolina facility during the three-year dissolution period currently held for sale and listed at $8.9 million and $0.4 million for wind down costs of our UK operations.

I’ll now turn the call back over to Clarke for some final comments before we go to Q&A.

Clarke H. Bailey - EDCI Holdings, Inc. – Chairman and Chief Executive Officer

[Conclusion]:  Thank you Michael.  I am satisfied with the progress we have made on the Plan of Dissolution.  Although disappointed that the limited reporting approach with the SEC is not viable, I am confident that we will get to the same outcome via the reverse stock split.  Stockholders should take comfort in knowing that the board of directors and management are focused on maximizing proceeds to shareholders as quickly as possible.

In addition, although EDC had a reasonable quarter in relation to the same quarter last year, the results benefited by the closure of the Blackburn facility and the transfer of the UK volumes to Hannover.  The fact remains that the decline rates are accelerating in Europe.

As mentioned earlier, this will probably be our last Investor Conference Call.  Please know that we are available to answer your questions and I can be reached at 646-201-9421 as well as Matt at 646-201-9549.  Finally, I want to thank our shareholders for their support and patience.

I will now ask Kyle and the operator to solicit your questions.